EXHIBIT 23.6

CONSENT OF INDEPENDENT ENGINEERS

As independent engineering consultants, Williamson Petroleum Consultants, Inc. hereby consents to the references to us under the caption “Business and Properties” in this Amendment No. 1 to Registration Statement 333-162652 of Resaca Exploitation, Inc.

/s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

December 22, 2009